UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WATERMARK LODGING TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Watermark Lodging Trust’s Proposed Stockholder Liquidity Event June 2022

2 Transaction Overview Watermark Lodging Trust (“WLT”) to be acquired by private real estate funds managed by affiliates of Brookfield Asset Management (“Brookfield”) Common Stock Transaction Consideration All-cash transaction at a premium of over 7.5% to most recently published Net Asset Values • WLT Class A stockholders will receive $6.768 per share • WLT Class T stockholders will receive $6.699 per share Stockholder Tax Implications In general, a U.S. common stockholder will recognize a capital gain or loss equal to the difference (if any) between the amount of cash received for their WLT shares and the adjusted tax basis in such shares Anticipated Closing Expected to close in 4Q 2022 subject to customary closing conditions, including WLT stockholder approval Common Dividends and Redemptions Common dividend and redemption programs are suspended

3 WLT Stockholder Liquidity Event Proposed transaction to provide immediate cash liquidity for WLT stockholders; many of whom have held their investment for over 8 years

4 COVID-19’s Impact and WLT’s Response WLT took quick and decisive actions to preserve value for stockholders in response to the devastating impact the pandemic had on the lodging industry COVID-19’s Impact WLT’s Actions • Government imposed restrictions including states of emergencies, shelter-in-place orders, capacity limitations, social-distancing mandates and international travel bans • Customer travel sentiment plummeted due to health concerns • Companies shut down offices and restricted business travel • Industry RevPAR decreased by 50% in 2020 from 2019 • Labor and supply chain challenges • Reimagined hotel operating model, which included temporarily closing over 50% of our hotels to reduce operating costs • Suspended common dividend and redemption programs to preserve liquidity • Undertook comprehensive debt restructuring program including forbearance agreements, short-term extensions, and refinancings • Raised $450 million of Series B preferred capital • Generated over $210 million of net proceeds from 8 asset sales

5 Proposed Transaction Mitigates Future Risk Lodging Industry Recovery WLT Path to Recovery Macro Environment Significant uncertainty regarding the pace of recovery including: • Return of group and business travel demand • Remote and hybrid work-from- home policies • International travel restrictions and sentiment • Supply-chain disruptions • Labor and wage challenges • Other inflationary challenges Milestones that would need to be met to reinstate common dividend and redemption program: • Improve hotel cash flows to cover operations and meet lender required thresholds • Re-establish adequate hotel cash balances and reserves • Address upcoming mortgage maturities; over $900 million maturing in next 12 months • Common dividends and redemptions are subordinate to Series B preferred shares, ~$230 million outstanding Additional headwinds and uncertainty in the near term including: • Increase in cost of capital due to rising interest rates • Economic recessionary concerns • Outbreak of hostilities in Ukraine impacting capital markets • Trading trends of publicly traded lodging REITs

6 Strategic Review Process Superior Brookfield Offer • Highest price • All-cash • Financial resources and committed financing • Proven ability to complete a large acquisition of a public company • Engaged experienced industry experts • Evaluated various strategic alternatives and timing including outright sale, IPO, direct listing, strategic or SPAC merger, and status quo • Outright sale was determined to provide the best risk-adjusted outcome for WLT stockholders • Substantial outreach and interest from a wide range of investors with multiple rounds of competitive bidding Comprehensive Review of Strategic Alternatives

7 Premium to Net Asset Values Per Share Class A Class T Brookfield Transaction Consideration $6.768 $6.699 Net Asset Values as of December 31, 2021 $6.29 $6.22 Implied Consideration Premium Over 7.5% Over 7.5% Adj. NAV Net of Transaction Costs(1) $5.91 $5.84 Implied Consideration Premium Over 14.5% Over 14.5% (1) Represents the reported Net Asset Values as of December 31, 2021, as adjusted to account for (a) the exercise of the call option to cash out outstanding warrants in the proposed merger (“Adjusted NAV” of $6.50 per share blended) and (b) the estimated costs of $143 million required to consummate the proposed merger, resulting in an estimated Adj. Net Asset Value Net of Transaction of $5.89 per share blended. This amount was further adjusted for the paid broker dealer fees of approximately $4,198,641 attributable to Class T stockholders for the stockholder servicing and distribution fees paid on their behalf since distributions were suspended in March 2020, resulting in an estimated Adjusted Net Asset Value Net of Transaction Costs of $5.91 per share and $5.84 per share for Class A and Class T stockholders, respectively. See the section entitled “Opinion of Our Financial Advisor – Net Asset Value Analysis” in the Proxy Statement filed by WLT.

8 Favorable Valuation 1) Based on closing prices on April 29, 2022, for the following publicly traded REITs, DiamondRock Hospitality Company (NYSE: DRH), Hersha Hospitality Trust (NYSE: HT), Host Hotels & Resorts, Inc. (NASDAQ: HST), Park Hotels & Resorts Inc. (NYSE: PK), Pebblebrook Hotel Trust (NYSE: PEB), Sunstone Hotel Investors, Inc. (NYSE: SHO), Xenia Hotels & Resorts, Inc. (NYSE: XHR). 2) Estimated blended per share value of WLT common stock at applicable discount of estimated Adjusted NAV of $6.50 per blended share. See the section entitled “Opinion of Our Financial Advisor – Public Trading Comparables Analysis” in the Proxy Statement filed by WLT. 3) Includes transactions with the following Acquiror/Target: Park Hotels & Resorts Inc. / Chesapeake Lodging Trust, Pebblebrook Hotel Trust / LaSalle Hotel Properties, RLJ Lodging Trust / FelCor Lodging Trust Incorporated, Bluesky Hotels and Resorts Inc. / InnVest Real Estate Investment Trust, and Blackstone Real Estate Advisors / Strategic Hotels & Resorts, Inc.. See the section entitled “Opinion of Our Financial Advisor – Select Precedent M&A Transactions Analysis” in the Proxy Statement filed by WLT. 4) Estimated enterprise value of $3.6 billion calculated by summing (i) the equity value of outstanding common stock, RSU awards and Partnership Units not held by WLT based on the applicable merger consideration, (ii) outstanding Series B preferred stock at redemption value, (iii) consolidated debt balance less cash and cash equivalents as of March 31, 2022, and (iv) the estimated price to call outstanding warrants. 5) 2019 Hotel EBITDA of WLT’s 25 hotel portfolio adjusted for estimated corporate overhead costs of internalized management, resulting in a normalized Corporate EBITDA of $206 million. Public Listing Discount Precedent M&A Transactions Trading Price Discount to Consensus NAV(1) WLT Implied Per Share Trading Value(2) Bottom Quartile / (23.3%) $4.99 Top Quartile / (15.0%) $5.52 WLT Transaction Consideration Class A / Class T $6.768 / $6.699 WLT Implied Premium 20% - 35% The common stock transaction consideration is a premium of 20%-35% to an estimated WLT value per share in a public listing based on recent peer set trading levels(1) Range of Enterprise Value to Corporate EBITDA Multiples for Precedent Transactions(3) Low 14.4x High 16.0x WLT Multiple 17.7x WLT Implied Premium 10% - 23% The transaction value implies an Enterprise Value (4) to normalized Corporate EBITDA(5) multiple of approximately 17.7x or a premium of 10%-23% above select precedent transactions

• Provides stockholders with immediate and certain cash liquidity • Fulsome process undertaken to review strategic alternatives • Best risk-adjusted return • Favorable valuation • Unanimously approved and recommended by WLT Board of Directors Compelling Transaction

10 Key Dates and Voting Information June 14, 2022 Record date for stockholders entitled to vote on the transaction proposal Commencement of mailing of the Proxy Statement and accompanying brochure to stockholders, which are available for download at www.watermarklodging.com Proxy solicitation period (all proxies for stockholders not in attendance at the Special Meeting must be received and processed by Sept. 8, 2022) Special Meeting of WLT stockholders June 15, 2022 June 15, 2022 - Sept. 8, 2022 Sept. 9, 2022 By Internet: visit www.proxyvote.com or scan QR code below with mobile device By Telephone: (800) 690-6903, 24 hours a day, 7 days a week By Mail: Stockholders can mark, sign and date their proxy card and return it in the envelope provided Stockholders may vote their proxy: For assistance with voting, please contact Broadridge Investor Communication Solutions, Inc. (866) 407-1557

Q&A

12 This communication relates to the proposed merger transaction involving the Company. In connection with the proposed transaction, the Company has filed relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A filed on June 15, 2022 (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.watermarklodging.com, or by contacting the Company’s Investor Relations Department at (855) WLT REIT (958-7348). Additional Information and Where to Find It Participants in the Solicitation The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K/A for the year ended December 31, 2021, which was filed with the SEC on April 27, 2022, and subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials filed with the SEC. Investors should read the Proxy Statement carefully before making any voting or investment decisions. The forward-looking statements contained in this communication, including statements regarding the proposed transaction and the timing and benefits of such transaction, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that such expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the Company to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Agreement and Plan of Merger relating to the proposed transaction, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) the possible failure of the Company to maintain its qualification as a REIT, and (v) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in the Company's most recently filed Annual Report on Form 10-K/A, as updated by subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements. Forward Looking Statements